Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A PREFERRED STOCK

OF SAJAN, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Sajan, Inc., a Delaware corporation (the “Company”), certifies as follows:

1. The Amended Certificate of Incorporation of the Company, as amended (the “Charter”), authorizes 10,000,000 shares of preferred stock, $0.01 per share par value (the “Preferred Stock”).

2. The Certificate of Designations (the “Certificate of Designations”) of the Company, dated February 25, 2010, designated 25 shares of the Preferred Stock as Series A Preferred Stock (the “Series A Preferred Stock”).

3. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company adopted the following resolutions:

FURTHER RESOLVED, that none of the authorized shares of preferred stock, par value $0.01, of the Company designated as Series A Preferred Stock (the “Series A Preferred Stock”) have been issued or are outstanding.

FURTHER RESOLVED, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Amended Certificate of Incorporation all matters set forth in the Certificate of Designations of Series A Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on February 25, 2010.

FURTHER RESOLVED, that the officers of the Company are, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination and such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

4. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 30th day of April, 2014.

SAJAN, INC.

/s/ Tom Skiba
Name: Tom Skiba
Title: Chief Financial Officer